Exhibit 10.02

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 21st day of February 2024 (“Effective Date”) by and between Forrest Hoffmaster, an individual (hereinafter referred to as the "Executive"), and MEDICINE MAN TECHNOLOGIES, INC. (“MMT”), a corporation duly organized under the laws of the state of Nevada and having its principal place of business at 865 N Albion St., 3rd Floor, Denver, Colorado 80220 and its affiliates and subsidiaries (hereinafter referred to as the "Employer" or the "Company"). Executive and Company may hereinafter be referred to jointly as the “Parties.”

W I T N E S S E T H:

WHEREAS, Executive and Company previously entered into an employment agreement on or about January 16, 2023 (“Original Employment Agreement”); and

WHEREAS, the Parties desire to amend and restate the Original Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1.	EMPLOYMENT. Executive’s employment shall continue under this Agreement commencing on the Effective Date. The Company hereby employs, and Executive hereby agrees, to be employed by Company as the Company’s Interim Chief Executive Officer (“Interim CEO”).

2.	DUTIES. In his capacity as Interim CEO, Executive shall perform his duties to the best of his abilities, subject to the oversight of the Company’s Board of Directors. Such duties shall include, by not be limited to, the following:

•	Providing visionary leadership that will inspire the Company employees and help to drive innovation across all aspects of the Company’s business.
•	Developing and implementing strategies that will allow the Company to expand its market share and increase profitability.
•	Building and maintaining strong relationships with key stakeholders, including employees, customers, partners, and investors.
•	Ensuring that the Company is always in compliance with relevant laws, regulations, and industry standards.
•	Collaborating with the Board of Directors to establish and achieve Company-wide goals and objectives.
•	Identifying and pursuing new growth opportunities that will help to cement the Company's position as a leader in the industry.

3.	TERM. Executive’s employment hereunder shall be effective as of the date of this Agreement and shall continue unless terminated pursuant to Section 8 of this Agreement.

4.	COMPENSATION.

a.	Base Salary. Employer agrees to pay to Executive during the Term of this Agreement a base gross salary of $400,000.00 per annum (“Base Salary”), payable in equal installments on a bi-weekly basis, due and payable on those days of the month where Employer customarily makes salary payments to its other Executives. Employer shall be responsible for deduction from each salary payment tendered to Executive herein all applicable withholding and other employment taxes imposed by state and federal tax regulations. The Company’s Board of Directors may periodically increase Executive’s annual Base Salary at its sole discretion.

b.	Target Bonus. On the next payroll cycle after August 21, 2024, the Company shall pay to Executive a lump sum cash bonus in the amount of $240,000 (“Target Bonus”), subject to normal withholdings, as a bonus provided that Executive has met certain performance targets set by the Board relating to operating cash flow, revenue growth and specific transformation initiatives. This Target Bonus shall be in lieu of any short term incentive bonus that Executive would be entitled to for the period from January 1, 2024 through August 31, 2024.

c.	Stock Options.

i.	First Option. On January 4, 2023 (“First Option Grant Date”), Executive was granted the option to purchase all or any part of 700,000 of the common stock of the Company (the “Common Stock”) at an exercise price per share of $1.46 (the “First Option”). The First Option vests and becomes exercisable in accordance with the following vesting schedule: (aa) 175,000 shares of Common Stock subject to the First Option vested and became exercisable on the first anniversary of the First Option Grant Date; (bb) an additional 175,000 shares of Common Stock subject to the First Option will vested and become exercisable on the second anniversary of the First Option Grant Date; (cc) an additional 175,000 shares of Common Stock subject to the First Option will vested and become exercisable on the third anniversary of the First Option Grant Date; and (iv) an additional 175,000 shares of Common Stock subject to the First Option will vested and become exercisable on the fourth anniversary of the First Option Grant Date, such that the First Option shall be fully vested and exercisable as of such date.

ii.	Second Option. On May 3, 2023 (“Second Option Grant Date”), Executive was granted the option to purchase all or any part of 105,857 of the common stock of the Company (the “Common Stock”) at an exercise price per share of $1.03 (the “Second Option”). The Second Option vests and becomes exercisable in accordance with the following vesting schedule: (aa) 26,465 shares of Common Stock subject to the Second Option will vest and become exercisable on the first anniversary of the Second Option Grant Date; (bb) an additional 26,464 shares of Common Stock subject to the Second Option will vested and become exercisable on the second anniversary of the Second Option Grant Date; (cc) an additional 26,464 shares of Common Stock subject to the Second Option will vest and become exercisable on the third anniversary of the Second Option Grant Date; and (iv) an additional 26,464 shares of Common Stock subject to the Second Option will vested and become exercisable on the fourth anniversary of the Second Option Grant Date, such that the Second Option shall be fully vested and exercisable as of such date.

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d.	Restricted Stock. On May 3, 2023, Executive was granted 72,816 Performance Share Units (“PSUs) in accordance with the following vesting schedule and dependent on meeting certain performance criteria: (aa) 18,204 on May 3, 2024; (bb) 18,204 on May 3, 2025; (cc) 18,204 on May 3, 2026 and (dd) the remaining 18,204 on May 3, 2027, such that all of the PSUs shall be fully vested as of such date.

e.	Long-Term Incentive Plan. During each calendar year that Executive if employed from the Effective Date of this Agreement, Executive shall participate in the Company’s annual long-term incentive compensation plan (the “LTIP”), and Executive’s LTIP target shall be set at 100% of his then annualized Base Salary.

f.	Liquidation. All shares of Common Stock issued pursuant to Executive pursuant to this Agreement or in the future while Executive is employed with the Company may be liquidated by the Executive solely at his option at a daily rate of no more than 5% of the preceding five (5) day average volume of the Company’s Common Stock on any given trading day. Notwithstanding the foregoing, the limits under this leak-out provision do not apply in the event of a Change in Control (as defined below) of the Company.

5.	CHANGE OF CONTROL.

a.	Notwithstanding the vesting schedule and conditions set forth above, 100% of any unvested portion of Executive’s Options, Restricted Stock or Incentive compensation shall vest and become exercisable in the event of a "Change in Control." For purposes of this Agreement, "Change in Control" means (i) the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (excluding for this purpose, the Company or its subsidiaries or any Executive benefit plan of the Company or its Subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding shares of Common Stock of the Company or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or (ii) approval by the stockholders of the company of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Common Stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or of a liquidation or dissolution of the Company's or of the sale of all or substantially all of the assets of the Company.

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b.	If the combined value of the Options and Restricted Stock as reflected in Section 4(c) and (d)1 does not exceed $750,000 (pretax) at the time of a Change of Control, the Company will compensate Executive the difference unless, however, the Change of Control is the result of the Company becoming insolvent or unable to pay or discharge its liabilities.

6.	BENEFITS.

a.	Except as otherwise provided for in this Agreement, during the term of the Agreement, Executive shall be eligible to participate in Company-established incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, group health, medical, dental, vision, life and disability insurance plans, in the same manner and at the same levels as the Company makes such opportunities available to the Company’s senior executive level Executives.

b.	Executive shall be entitled to the Company’s Unlimited PTO program and follow the Corporate Holiday Schedule, which is published at the beginning of each calendar year. Such PTO shall be taken at such time or times as will be mutually agreed-upon between Executive and the Company.

c.	Executive shall be entitled to utilize a Company fleet vehicle at his discretion, in compliance with all applicable laws and regulations and subject to a Motor Vehicle Record background check.

d.	Executive and Company understand that Executive shall be required to reside full time in the Denver, Colorado metropolitan and shall commute at certain times to the Company’s offices in Denver, Colorado.

7.	INSIDER TRADING. During the Term, Executive acknowledges and agrees to comply with the terms and conditions in the Company’s Insider Trading Policy.

8.	TERMINATION.

a.	This Agreement may be terminated upon the happening of any of the following events:

i.	Mutual Agreement. Whenever the Company’s Board of Directors and Executive shall mutually agree to termination in writing.

1 Any future grants of equity will not be included as part of the $750,000 calculation

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ii.	For Cause. The Company’s Board of Directors may at any time during the term of employment, by written notice, terminate this Agreement and discharge Executive for Cause (as defined below), whereupon Employer's obligation to pay all compensation and other benefits (including Severance amounts, insurance coverage, medical and hospitalization plan benefits and management incentive plan payments, if any, under this Agreement) shall cease as of the date of termination, unless determined otherwise by the Board of Directors. Notwithstanding, Executive shall have the right to retain any vested options or restricted shares, but shall be required to exercise such options within the time prescribed in the applicable plan.

As used herein, termination for Cause shall mean Executive has (a)  committed a material breach of any provision of this Agreement or any obligation to the Company that, if curable, has not been cured by Executive within thirty (30) days of written notice from the Company describing such breach in reasonable detail; (b) engaged in dishonest, illegal conduct or misconduct which in each case has a material and adverse impact on the reputation, business, business relationships, financial condition or economic prospects of the Company; (c) failed to comply with the Company’s written policies or rules during the term of this Agreement that, if curable, has not been cured by Executive within thirty (30) days of written notice from the Company describing such breach in reasonable detail; (d) misappropriation by Executive of any money or other assets or properties of the Company or its subsidiaries outside of his/her specific purview; (e) the willful and unauthorized disclosure by Executive of any Company trade secrets or financial information or data which has resulted, or is likely to result, in material and demonstrable damage to Employer; (f) breach of the terms of any NDA entered into as of the date of this Agreement or (g) been convicted of or entered a plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Executive's ability to perform services for the Company or results in material/reputational or financial harm to the Company or its affiliates.

iii.	Termination for Good Reason. Executive’s termination shall be for Good Reason upon any of the following occurrences:

(aa)          a material adverse change in Executive’s functions, duties, or responsibilities with the Company which change would cause Executive’s position to become one of materially lesser responsibility, importance, or scope unless (i) such change is Executive being removed as the Company’s Interim CEO and reappointed as the Company’s Chief Financial Officer (“CFO”) or (ii)  such change is the result of a Change of Control and is mutually agreed to between Executive and successor company in the event of a Change of Control);

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(bb)          a material diminution in the Executive’s compensation or benefits without the express written consent of the Executive, other than an across-the-board reduction in compensation levels that applies to all senior executives generally; or

(cc)          a material breach of this Agreement by the Company.

(“Good Reason”).

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) Executive shall have given written notice of such event to the Company within ninety (90) days after the initial occurrence thereof, (b) the Company shall have failed to cure the condition constituting Good Reason within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) Executive terminates employment within thirty (30) days after expiration of such cure period.

iii.	Upon termination without Cause or for Good Reason, Executive shall be entitled to the following: (A) twelve (12) months of base gross salary payable in accordance with the normal payroll practice of the Company as if such Executive was employed by the Company during such twelve (12) months; (B) any earned but unpaid bonus; (C) any outstanding Options or Restricted Shares that remain unvested but that would have vested had the Employee maintained employment with the Company through the subsequent anniversary date following the date on which the termination with Cause occurred and (E) provide or reimburse Executive during the 12-month period for the same or substantially the same medical, dental, long-term disability and life insurance pursuant to Section 6(a) to which Executive was entitled hereunder as of the date of termination, provided, however, that in the case of such medical and dental insurance, that Executive makes a timely election for continuation coverage under COBRA. Together (A), (B), (C), (D) and (E) are “Severance”.

b.	Upon termination for Cause, Executive shall not be entitled to receive any benefits of Severance pay, unless determined otherwise by the Company.

c.	In the event Executive decides to leave the employ of the Employer; Executive agrees to give to the Company’s Board of Directors at least thirty (30) days advance written notice of the date of his/her last day of employment.

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9.	RECORDS. Upon termination of this Agreement, Executive shall not be entitled to keep or preserve records of the Employer. Executive hereby acknowledges a duty to Employer to cause to be kept and maintained accurate records of the Employer's business. Executive shall at any time be entitled to receive copies of his/her personnel files with ten (10) days’ notice to the Employer, noting that should this provision be utilized only the most recent files not provided in any earlier request shall be provided. This prohibition does not include any relevant Executive files or records of Executive.

10.	NON-SOLICITATION/NON-COMPETE. In consideration of the numerous mutual promises contained herein between the Company and Executive, Executive, for his or himself and for or on behalf of any person or business entity in the state of Colorado, New Mexico, or any state in the United States that the company derives more than 5% of its revenue (the “Non-Compete Jurisdiction”) engage in any of the following activities:

a.	Upon Executive's termination of employment with the Employer (voluntary or involuntary) and for a period of 12 months thereafter, said Executive shall not solicit any business from any customers or accounts of the Employer. Executive shall not assist any third parties in soliciting the business of any customers or accounts of the Employer; and directly or indirectly, on his/her own behalf or on behalf of any other person or entity, whether as an owner, director, officer, partner, Executive, agent or consultant, for pay or otherwise, render services to or engage with any person or entity (or on Executive’s own behalf, if Executive is self-employed) that is engaged in a business of which the Company derives more than 5% of its business, nor shall Executive become interested in any such business, directly or indirectly, as an individual, partner, shareholder, member, manager, director, officer, principal, agent, Executive, trustee, consultant, contractor or in any other relationship or capacity; provided, however, that nothing contained in this paragraph shall be deemed to prohibit Executive from acquiring, solely as an investment, up to four percent (4%) of the outstanding shares of capital stock of any corporation whose shares are publicly traded; and, for a period of twelve (12) months following the date upon which Executive ceases being an Executive, solicit, induce, recruit, or participate in soliciting any individual who is employed by the Company.

b.	In the event Executive fails to comply with any provisions herein, Executive hereby authorizes the Employer to obtain a Restraining Order which would restrain and enjoin Executive or any third party being assisted by said Executive in soliciting business (other than employment) from any accounts or customers of the Employer. Should Executive desire to pursue an employment opportunity with any customer of the Employer, written consent of the Employer must be obtained. Such consent shall not be unreasonably withheld.

c.	Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 10 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company.

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11.	PROPRIETARY AND CONFIDENTIAL INFORMATION.

a.	For purposes herein, Employer's proprietary and confidential information and trade secrets (hereinafter "Proprietary and Confidential Information") includes:

i.	Information concerning Employer's business, product development, marketing analysis, and related information including prices, terms and other trade secrets related to Employer's customer lists and customers' business affairs, and related information;

ii.	Discoveries, concepts and ideas; techniques and processes, whether copyrightable or not, including, but not limited to, techniques, data and improvements thereof, concerning present or future activities of Employer; and any products, potential products or prototype concepts of Employer;

iii.	Information relating to research, development, invention, purchasing, merchandising and marketing;

iv.	Any proprietary and confidential information relating to research and development undertaken by Employer, its successors and assigns;

v.	Proprietary and confidential information shall not include information which is: (a) of record in the files of Executive at time that Employer's Proprietary and Confidential Information is disclosed to Executive and received from Employer; or (b) either has become or becomes available to the public through no fault of Executive; or (c) is received by Executive, from any third party which has the right to disclose it.

b.	With respect to its Proprietary and Confidential Information as defined in (a), above, Employer retains all rights and interest, which rights include but are not limited to: patent, process patent, copyright, trademark, trade secret or any other form of proprietary right. Executive agrees that all Proprietary and Confidential Information of Employer is protected by law, and may not be used or disclosed by Executive. Executive agrees to safeguard Employer's Proprietary and Confidential Information with no less care than he/she would reasonably use in safeguarding his/her own valuable proprietary information and trade secrets. Executive agrees to take appropriate steps to preserve the complete confidentiality of Employer's Proprietary and Confidential Information by all appropriate measures.

c.	Executive agrees that, except as required by Employer in performance of his/her duties for Employer, he/she will:

i.	not copy or duplicate Employer's Proprietary and Confidential Information, nor allow anyone else to copy or duplicate the same, without the express written permission of Employer;

ii.	never directly or indirectly use, sell, disseminate, disclose, lecture upon, publish articles concerning, or otherwise convey or communicate to any person other than Employer's Executives, any of Employer's Proprietary and Confidential Information unless authorized by the Chairman of the Board of Directors;

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iii.	never create or attempt to create or permit others to create duplicate or derivative works containing all or part of Employer's Proprietary and Confidential Information;

iv.	upon termination of this Agreement, Executive shall return all of Employer's Proprietary and Confidential Information which is within Executive's possession or control at that time to Employer and, upon request by Employer, certify in writing to Employer that all information has been returned.

v.	Executive agrees to notify Employer immediately upon learning of any unauthorized possession, use or knowledge of Employer's Proprietary and Confidential Information to which Executive has had access under this Agreement. Executive will promptly furnish Employer all known details of such unauthorized possession, use or knowledge, which will assist in preventing the recurrence of such unauthorized possession, use or knowledge, and will cooperate with Employer in any litigation against any parties undertaken by Employer to protect its rights to its Proprietary and Confidential Information. Executive's compliance with this subparagraph shall not be construed as a waiver of any of Employer's rights under this Agreement.

d.	In the event of a breach or threatened breach by Executive of the provisions of this Agreement, Employer shall be entitled to an injunction restraining Executive from such breach, and Employer may also pursue any and all other remedies available to it for threatened or actual breach, including recovery of damages from Executive.

e.	In addition to the other requirements of this Section 11, for the good and valuable consideration in this Agreement, Executive has agreed to comply with the Executive Invention Assignment.

12.	GOODWILL. Goodwill shall mean that goodwill associated with the Company during the term of this Agreement, including, but not limited to, the benefits that have been or will be purchased, developed, accrued, and maintained as a result of the Company's expenditure of time, money and effort in developing and maintaining, among other things ("Goodwill'): (i) the Company's reputation and the reputation and the skill, training, and, expertise of the Company's officers, Executives, advisors, Directors and partners; (ii) the quality of the products and services provided; (iii) personal contacts of the Company's officers, Executives, advisors, directors and partners within the state-regulated cannabis industry and local, national and global business community in general, which relationships are vital to the Company's business; (iv) the Company's knowledge and expertise; (v) the Company's business acumen; (vi) the Company's ability to attract other Executives, investors, financing, and business partners in order to grow its business; (vii) the Company's Confidential Information; and (viii) other attributes and actions that result in the retention of existing and the acquisition of new patronage. Executive understands that by being employed by the Company, he/she shall have the opportunity to be associated with the Company's Goodwill and receive its benefits of it. At the outset and during the term of this Agreement, the Company promises to provide Executive access to the benefits of its Goodwill, through various means. Executive agrees not to take any action that is intended to degrade or lessen the Company's Goodwill.

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13.	NON-DISPARAGEMENT. After Executive's termination date for cause, neither the Company nor Executive shall make any statements that are professionally or personally disparaging about or adverse to the interests of the other party, including but not limited to any statements that disparage any person, service or capability of the other party, and each such party agrees not to engage in any conduct that is intended to harm professionally or personally the reputation of any party to this Agreement .

14.	NAME & LIKENESS RIGHTS. Executive hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, Executive's name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after Executive's employment, for any purposes related to the Company's business, such as marketing, advertising, credits, and presentations.

15.	SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the terms of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid and unenforceable provisions there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

16.	MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such Arbitration shall take place in the City and County of Denver, Colorado.

17.	ATTORNEYS FEES AND COSTS. In the event of a dispute arising between the parties hereto, and said dispute becomes subject to any arbitration and/or litigation relating to the rights, duties and/or obligations arising out of this Agreement, each party shall be responsible for their own costs of said action, including but not limited to, reasonable attorney’s fees.

18.	AMENDMENTS. This Agreement may only be amended by the mutual consent of all the parties hereto, which Amendment shall be in writing duly executed by the parties.

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19.	ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

20.	JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Colorado.

21.	NON-WAIVER. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right herein.

21.	BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

22.	PRIOR AGREEMENTS. This Agreement supersedes and replaces all prior agreements and understandings, whether written or oral.

23.	SECTION 409A. This Agreement and the various provisions within it are intended to either be exempt from or to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

a.	Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

b.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

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c.	Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified Executive” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service”, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Section 409A of the Code. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 20 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

MEDICINE MAN TECHNOLOGIES, INC.

Christine Jones

Chief Legal Officer

Forrest Hoffmaster

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